UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 23, 2020

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania 18915

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (215) 997-1800

                           Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	DORM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 of this Current Report on Form 8-K under the caption “Borrowings under Credit Agreement” is incorporated herein by reference.

Item 8.01 Other Events.

Borrowings under Credit Agreement

As previously disclosed, Dorman Products, Inc. (the “Company”) is party to a Credit Agreement (the “Credit Agreement”) by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent and Issuing Lender (“Wells Fargo”), and the lenders referred to therein. The Credit Agreement provides the Company with a $100 million revolving credit facility, including a $20 million sublimit for the issuance of standby or commercial letters of credit. The material terms of the Credit Agreement are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on  December 8, 2017, which description is incorporated by reference herein.

On March 23, 2020, the Company provided notice to Wells Fargo to draw down on the commitments in an amount equal to $99.0 million. As a result of the draw down, a total of $99.8 million is currently outstanding under the Credit Agreement, which outstanding amount includes $0.8 million of issued but undrawn letters of credit. The current interest rate for borrowings under the Credit Agreement is the London Interbank Offered Rate, or LIBOR, plus an applicable margin, which fluctuates between 65 basis points and 125 basis points based on the ratio of the Company’s Consolidated Funded Debt to Consolidated EBITDA (each as defined in the Credit Agreement). The maturity date for the amounts borrowed is December 7, 2022.

The Company’s borrowing under the Credit Agreement was a proactive measure taken by the Company to increase its cash position and preserve financial flexibility in light of current uncertainties resulting from the novel coronavirus (“COVID-19”) outbreak. The Company notes that it had sufficient liquidity prior to taking this action and that there are no current plans to deploy the drawn-down funds, though the funds may be used in the future for working capital, general corporate purposes and such other purposes as permitted under the terms of the Credit Agreement.

Supplemental Risk Factor

In light of recent developments relating to the COVID-19 pandemic, the Company is supplementing the risk factors previously disclosed in its Form 10-K with the following risk factor:

Our business, results of operations and financial condition could be materially adversely affected by the effects of widespread public health epidemics, including the novel coronavirus (“COVID-19”), that are beyond our control.

Any outbreaks of contagious diseases, public health epidemics and other adverse public health developments in countries where we, our customers and suppliers operate could have a material and adverse effect on our business, results of operations and financial condition. The recent novel strain of COVID-19, initially limited to a region in China and now affecting the global community, including the United States, is expected to impact our operations, and the nature and extent of the impact may be highly uncertain and beyond our control. Uncertain factors relating to COVID-19 include the duration of the outbreak, the severity of the virus, and the actions, or perception of actions that may be taken, to contain or treat its impact, including declarations of states of emergency, business closures, manufacturing restrictions and a prolonged period of travel, commercial and/or other similar restrictions and limitations.

As a result of COVID-19 and the measures designed to contain its spread, our sales could be negatively impacted as a result of disruption in demand, which could have a material and adverse effect on our business, results of operations and financial condition.  Similarly, our suppliers may not have the materials, capacity, or capability to manufacture our products according to our schedule and specifications. If our suppliers’ operations are impacted, we may need to seek alternate suppliers, which may be more expensive, may not be available or may result in delays in shipments to us and subsequently to our customers, each of which would affect our results of operations. The duration of the disruption to our customers and to our supply chain, and related financial impact to us, cannot be estimated at this time. Should such disruption continue for an extended period of time, the impact could have a material adverse effect on our business, results of operations and financial condition.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including statements concerning borrowings under the Credit Agreement and COVID-19, are based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Form 10-K, this Current Report on Form 8-K and in the Company’s subsequent filings with the Securities and Exchange Commission. All of such filings are available on our website and on the Securities and Exchange Commission's website (www.sec.gov). The Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date:March 26, 2020By:   /s/ David M. Hession__

Name: David M. Hession

Title: Chief Financial Officer